Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
Tysons Corner, Virginia	Chairman, Chief Executive Officer
January 16, 2014	703-584-3400

Cardinal Financial Corporation Completes Acquisition of

United Financial Banking Companies, Inc.

Tysons Corner, VA. —(Business Wire)— Cardinal Financial Corporation (Nasdaq: CFNL) (“Cardinal” or the “Company”), the holding company of Cardinal Bank, announced today the completion of its acquisition of United Financial Banking Companies, Inc. (“UFBC”), the holding company of The Business Bank (“TBB”), pursuant to a previously announced definitive merger agreement.  The merger of UFBC into Cardinal is effective January 16, 2014.  It is anticipated that TBB will be merged into Cardinal Bank on March 8, 2014.

Under the terms of the merger agreement, UFBC shareholders will receive $19.13 in cash and 1.154 shares of Cardinal common stock in exchange for each share of UFBC common stock they owned immediately prior to the merger. The cash portion of the merger consideration was funded through a cash dividend of approximately $27.5 million from Cardinal Bank to the Company, and no borrowing was incurred by the Company or Cardinal Bank in connection with the merger.  The transaction is expected to be accretive to Cardinal’s earnings per share within the first full year after the closing date and thereafter.  Harold C. Rauner, UFBC’s and TBB’s Chief Executive Officer, has joined Cardinal as a regional president of Cardinal Bank.

Cardinal’s Chairman and CEO, Bernard H. Clineburg said, “We welcome the shareholders, customers, and employees of The Business Bank to Cardinal.  We believe their culture will be a comparable fit to that of Cardinal’s and we look forward to the opportunity of serving TBB’s clients.”

About Cardinal Financial Corporation

Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.8 billion at September 30, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 29 conveniently located banking offices. Cardinal also operates George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 20 offices throughout the Washington Metropolitan region and Cardinal Wealth Services, Inc., a wealth management services company.  The

Company’s stock is traded on the NASDAQ Global Select Market (CFNL). For additional information please visit Cardinal’s Web site at www.cardinalbank.com or call (703) 584-3400.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could” and other similar expressions are intended to identify such forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: (1) the business of Cardinal and UFBC may not be combined successfully, or such combination may be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which Cardinal is engaged; (5) the interest rate environment may further compress margins and adversely affect net interest income; (6) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (7) competition from other financial services companies in Cardinal’s markets could adversely affect operations; and (8) other risk factors detailed from time to time in filings made by Cardinal with the Securities and Exchange Commission.

Cardinal cautions that the foregoing list of factors is not exclusive.  All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to Cardinal or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.  Cardinal does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.